Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of October 22, 2015 is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and John Leary (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to the Employment Agreement, dated as of July 30, 2012 (the “Employment Agreement”) setting forth certain terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.	Amendments.

a.	Delete Section 2 in its entirety and replace it with the following:

“2. Employment. The Company shall employ the Executive, for the period set forth in this Section 2, in the position(s) set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on October 1, 2017 unless earlier terminated as provided in Section 5.”

b.	Delete Section 3 in its entirety and replace it with the following:

“3. Position and Duties. During the Term, the Executive shall serve as Executive Vice President of each of the Company and its subsidiary, TransDigm, Inc. (“TransDigm”), with such responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer. During the Term, the Executive shall devote 30 hours of working time per week to the business and affairs of the Company and TransDigm.”

c.	Delete Section 4(a) in its entirety and replace it with the following:

“(a) Annual Base Salary. During the Term (commencing as of January 1, 2016), the Executive shall receive a base salary at a rate that is no less than $300,000 per annum, in each case payable in accordance with the Company’s normal payroll practices, which shall be reviewed by the Compensation Committee on or prior to each anniversary of the Effective Date during the Term and may be increased, but not decreased, upon such review (the “Annual Base Salary”).”

d.	The penultimate sentence of Section 5(b) is deleted and replaced with the following: “In the event of the Executive’s Resignation for Good Reason pursuant to Section 5(a)(iv), the

Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the receipt of the Notice of Termination and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30-day period.”

e.
Section 6(a) is amended to insert after the first sentence: “The Company shall permit the Executive to elect to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage (the “Monthly COBRA Coverage Continuation Rate”). The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law.

f.	Delete Section 6(b) in its entirety and replace it with the following:
“(b) Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Section 6(c) and (d) and the restrictions contained herein, the Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement the Severance Amount is equal to the sum of:
(i) 1.0 times his Annual Base Salary, and
(ii) 1.0 times the greater of (A) the total of all bonuses paid (or payable) to executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g., a transaction related bonus) or (B) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any.
(iii) 18.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health plan coverage as in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination.

The Severance Amount as so determined shall be payable to the Executive (or his beneficiary) in substantially equal installments of the 12 month period following the Date of Termination (the “Payment Period”) in accordance with the Company’s regular payroll practices.”

g.
Delete the last sentence of Section 6(d) and replace it with the following: “Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive with the six-month period following the date of Executive’s termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursement or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e., payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the

Treasury Regulations), or (ii) described in Treasury Regulation Section 1.409A-1(b)(4) (i.e., payments which are treated as short-term deferrals within the meaning of the Treasury Regulations, or (iii) benefits described in Treasury Regulations Section 1.409A-1(v)(9)(v) (e.g., health care benefits).

2.    Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
3.    Governing Law. This Amendment shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
4.    Full Force and Effect. Except as expressly amended by this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect and unmodified hereby.
IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By: /s/ W. Nicholas Howley
Name: W. Nicholas Howley
Title: Chief Executive Officer

EXECUTIVE

/s/ John Leary
John Leary